Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Core Scientific, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Core Scientific Holding Co. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in contingently redeemable convertible preferred stock and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Seattle, Washington

March 31, 2022

Core Scientific Holding Co.

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$117,871	$8,671
Restricted cash	13,807	50
Accounts receivable, net of allowance of $— and $620, respectively	1,382	792
Accounts receivable from related parties	300	315
Deposits for equipment	358,791	54,818
Digital currency assets	234,298	63
Prepaid expenses and other current assets	30,111	6,210

Total Current Assets	756,560	70,919

Property, plant and equipment, net	597,304	85,244
Goodwill	1,055,760	58,241
Intangible assets, net	8,195	6,674
Other noncurrent assets	21,045	4,499

Total Assets	$2,438,864	$225,577

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$11,617	$3,057
Accrued expenses and other	67,862	3,585
Deferred revenue	63,417	38,113
Deferred revenue from related parties	72,945	6,730
Capital lease obligations, current portion	28,452	2,146
Notes payable, current portion	75,996	16,016

Total Current Liabilities	320,289	69,647

Capital lease obligations, net of current portion	62,145	2,263
Notes payable, net of current portion (includes $557,007 and $— at fair value)	652,213	19,864
Other noncurrent liabilities	18,531	103

Total Liabilities	1,053,178	91,877

Contingently redeemable preferred stock; $0.00001 par value; 50,000 shares authorized; 6,766 shares issued and outstanding at December 31, 2021 and 2020, respectively; $45,164 total liquidation preference for both December 31, 2021 and 2020	44,476	44,476
Commitments and contingencies (Note 10)
Stockholders’ Equity:
Common stock; $0.00001 par value; 300,000 and 200,000 shares authorized at December 31, 2021 and 2020, respectively; 169,719 and 98,607 shares issued and outstanding at December 31, 2021 and 2020, respectively	2	1
Additional paid-in capital	1,379,606	163,967
Accumulated deficit	(27,432)	(74,744)
Accumulated other comprehensive loss	(10,966)	—

Total Stockholders’ Equity	1,341,210	89,224

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$2,438,864	$225,577

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Revenue:
Hosting revenue from customers	$62,350	$34,615
Hosting revenue from related parties	16,973	6,983
Equipment sales to customers	138,376	11,193
Equipment sales to related parties	109,859	1,402
Digital asset mining income	216,925	6,127

Total revenue	544,483	60,320
Cost of revenue:
Cost of hosting services	77,678	36,934
Cost of equipment sales	177,785	11,017
Cost of digital asset mining	50,158	2,977

Total cost of revenue	305,621	50,928

Gross profit	238,862	9,392
(Loss) gain on legal settlements	(2,636)	5,814
Gain from sales of digital currency assets	4,814	69
Impairment of digital currency assets	(37,206)	(4)
Operating expenses:
Research and development	7,674	5,271
Sales and marketing	4,062	1,771
General and administrative	60,604	14,556

Total operating expenses	72,340	21,598

Operating income (loss)	131,494	(6,327)
Non-operating expenses, net:
Loss on debt from extinguishment	8,016	1,333
Interest expense, net	44,354	4,436
Other non-operating expenses, net	16,049	110

Total non-operating expense, net	68,419	5,879

Income (loss) before income taxes	63,075	(12,206)
Income tax expense	15,763	—

Net income (loss)	$47,312	$(12,206)

Deemed dividend from common to preferred exchange	—	(10,478)

Net income (loss) attributable to common stockholders	$47,312	$(22,684)

Net income (loss) per share (Note 13):
Basic	$0.37	$(0.23)

Diluted	$0.32	$(0.23)

Weighted average shares outstanding:
Basic	129,527	98,492

Diluted	145,802	98,492

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Net income (loss)	$47,312	$(12,206)
Other comprehensive loss, net of income taxes:
Change in fair value attributable to instrument-specific credit risk of convertible notes measured at fair value under the fair value option, net of tax effect of $— and $—	(10,966)	—

Total other comprehensive loss, net of income taxes	(10,966)	—

Comprehensive income (loss)	$36,346	$(12,206)

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity

(in thousands)

	Contingently Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	4,421	$29,526	99,141	$1	$168,866	$(62,538)	$—	$106,329
Net loss	—	—	—	—	—	(12,206)	—	(12,206)
Stock-based compensation	—	—	—	—	3,037	—	—	3,037
Exchange of common stock for Series A contingently redeemable convertible preferred stock	1,802	12,308	(1,096)	—	(12,308)	—	—	(12,308)
Issuances of Series A contingently redeemable convertible preferred stock	229	1,545	—	—	—	—	—	—
Issuances of Series B contingently redeemable convertible preferred stock	314	1,097	—	—	—	—	—	—
Issuances of common stock- asset acquisition	—	—	562	—	1,967	—	—	1,967
Issuances of common stock- warrants and options	—	—	—	—	2,405	—	—	2,405

Balance at December 31, 2020	6,766	$44,476	98,607	$1	$163,967	$(74,744)	$—	$89,224
Net income	—	—	—	—	—	47,312	—	47,312
Stock-based compensation	—	—	25	—	38,937	—	—	38,937
Other comprehensive loss	—	—	—	—	—	—	(10,966)	(10,966)
Issuance of common stock- employee stock options	—	—	8	—	17	—	—	17
Issuances of common stock- business combination	—	—	70,929	1	1,173,753	—	—	1,173,754
Issuances of common stock- legal settlements		—	150	—	2,436	—	—	2,436
Issuances of common stock- warrants and options	—	—	—	—	496	—	—	496

Balance at December 31, 2021	6,766	$44,476	169,719	$2	$1,379,606	$(27,432)	$(10,966)	$1,341,210

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from Operating Activities:
Net income (loss)	$47,312	$(12,206)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	33,362	9,403
Stock-based compensation	38,937	3,037
Digital asset mining income	(216,925)	(6,127)
Deferred income taxes	9,528	—
Loss on legal settlements	2,636	—
Loss on debt extinguishment	8,016	1,333
Fair value adjustment on convertible notes	31,217	—
Amortization of debt discount and debt issuance costs	1,374	1,300
Losses on disposals of property, plant and equipment	118	2
Impairments of digital currency assets	37,206	4
Provision for doubtful accounts	—	616
Changes in working capital components:
Accounts receivable, net	(7,421)	(1,303)
Accounts receivable from related parties	16	(243)
Digital currency assets	24,011	6,090
Deposits for equipment for sales to customers	(244,399)	(54,736)
Prepaid expenses and other current assets	(34,076)	(2,353)
Accounts payable	(21,991)	(1,770)
Accrued expenses and other	56,200	1,625
Deferred revenue	184,340	30,009
Other noncurrent assets and liabilities, net	(6,196)	1,554

Net cash used in operating activities	(56,735)	(23,765)

Cash flows from Investing Activities:
Purchases of property, plant and equipment	(365,210)	(13,668)
Cash acquired (paid) in acquisitions	704	(1,568)
Deposits for self-mining equipment	(59,275)	—
Other	(59)	92

Net cash used in investing activities	(423,840)	(15,144)

Cash flows from Financing Activities:
Proceeds from issuances of common stock options and warrants	513	2,642
Issuances of debt	670,750	45,178
Principal payments on debt	(57,049)	(7,097)
Payment for transaction cost	(10,682)	—

Net cash provided by financing activities	603,532	40,723

Increase in cash, cash equivalents, and restricted cash	122,957	1,814
Cash, cash equivalents and restricted cash—beginning of period	8,721	6,907

Cash, cash equivalents and restricted cash—end of period	$131,678	$8,721

Supplemental disclosure of other cash flow information:
Cash paid for interest	$38,180	$2,903
Income tax payments	$9,619	—
Supplemental disclosure of noncash investing and financing activities:
Noncash consideration paid for acquisitions	$1,138,838	$1,966
Accrued capital expenditures	$9,002	$2,544
Increase in notes payable for acquisition of property, plant and equipment	$—	$19,882
Decrease in notes payable in exchange for equipment	$6,842	$7,000
Property, plant and equipment acquired under capital leases	$93,956	$—
Payment-in-kind interest	$7,274	$—
Common stock issuances for acquisition of long-lived assets	$—	$1,486

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

MineCo Holdings, Inc. was incorporated on December 13, 2017 in the State of Delaware and changed its name to Core Scientific, Inc. pursuant to an amendment to its Certificate of Incorporation dated June 12, 2018. On August 17, 2020 the Company engaged in a holdco restructuring to facilitate a borrowing arrangement by the Company pursuant to which Core Scientific Inc. was merged with and into a wholly owned subsidiary of the Company and became a wholly owned subsidiary of the Company and the stockholders of Core Scientific Inc. became the shareholders of Core Scientific Holding Co. (“Core Scientific” or the “Company”). As of December 31, 2021, the Company operated under a holding company structure with Core Scientific Holding Co. as parent and Core Scientific, Inc. as its operating subsidiary. The Company, headquartered in Austin, Texas, is an infrastructure, technology and services company that conducts, or plans to conduct, the following business activities:

•

Owning and operating computer equipment used to process transactions conducted on one or more blockchain networks in exchange for transaction processing fees rewarded in digital currency assets, commonly referred to as mining;

•	Owning and operating datacenter facilities in the U.S. to provide colocation and hosting services for distributed ledger technology, also commonly known as blockchain;

•	Developing blockchain-based platforms and applications, including infrastructure management, security technologies, mining optimization, and recordkeeping;

Merger Agreement

On July 20, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization with Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), with XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“First Merger Sub”), and XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and, together with XPDI, the “XPDI Parties”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Core Scientific and XPDI.

Pursuant to the Agreement, and subject to the terms and conditions set forth therein, XPDI acquired the Company through a series of transactions, including (x) the merger of First Merger Sub with and into Core Scientific (the “First Merger”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) the merger of Core Scientific with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI. Immediately prior to the effective time of the First Merger, XPDI filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which XPDI changed its name from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.”. As a result of the Mergers, among other things, each outstanding share of common stock, $0.00001 per share, of Core Scientific (“Core Scientific Common Stock”) was cancelled in exchange for the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of XPDI in an amount that is approximately equal to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific Common Stock on a fully-diluted basis, by (b) $10.00.

XPDI’s stockholders approved the transactions contemplated by the Merger Agreement at a special meeting of stockholders held on January 19, 2022. In connection with the Special Meeting and the Business Combination, holders of 12.3 million of the 34.5 million then-outstanding shares of Class A common stock of XPDI exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $123.5 million.

The Transaction provides gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Core Scientific, after the payment of transaction expenses paid at the close of the transaction. As a result of the Transaction, former Core Scientific stockholders own 90.7%, former XPDI public stockholders own 6.7% and XPDI’s sponsor owns 2.6% of the issued and outstanding shares of common stock, respectively, of the Company, excluding the impact of unvested restricted stock units and options. The proceeds from the Transaction will be used to fund mining equipment purchases and infrastructure build-out as the Company expands its leadership position. See Note 16 for more information about the closing of the merger with XPDI.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the consolidated financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Some of the more significant estimates include the valuation of the Company’s common shares, the determination of the grant date fair value of stock-based compensation awards, the valuation of goodwill and intangibles, the fair value of convertible debt, acquisition purchase price accounting, and income taxes. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less from the date of acquisition. As of December 31, 2021, cash equivalents included $100.0 million of highly liquid money market funds, which are classified as Level 1 within the fair value hierarchy. Restricted cash consists of cash held in escrow to pay for construction and development activities.

The following table provides a reconciliation of the amount of cash, cash equivalents, and restricted cash reported on the consolidated balance sheets to the total of the same amount shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2021	2020
Cash and cash equivalents	$117,871	$8,671
Restricted Cash	13,807	50

Total cash, cash equivalents and restricted cash	$131,678	$8,721

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable at the amount billed to the customer based on the contractual terms, net of the allowance for doubtful accounts.

The Company records an allowance for doubtful accounts based on an estimate of amounts that are not collectible. The Company’s credit risk is mitigated by certain customer prepayments, and for transactions that are not prepaid, the relatively short collection period. The Company does not require collateral for accounts receivable, however, the Company’s hosting customer agreements allow the Company to use customer equipment for processing transactions on digital asset networks until the Company has recovered the past due receivables. Accounts receivable also includes sales tax receivable.

The Company records adjustments to the allowance when new information becomes available that indicates they are required. The Company writes off accounts receivable in the period in which it deems the receivable to be uncollectible. The Company records recoveries of accounts receivable previously written off when it is known that they will be received. The Company had no allowance for doubtful accounts as of December 31, 2021. The Company’s allowance for doubtful accounts was $0.6 million as of December 31, 2020.

Valuation of Common Stock

The Company determined the fair value of its common stock using the most observable inputs available, including quoted prices of XPDI’s common stock and sales the Company’s Series A and Series B Contingently Redeemable Convertible Preferred

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Stock, discussed in Note 9. The Company also uses the market approach, which estimates the value of the Company’s business by applying valuation multiples derived from the observed valuation multiples of comparable public companies to the Company’s expected financial results. The Company retained the services of certified valuation specialists to assist with the valuation of the Company’s common stock.

Applying these valuation and allocation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation as of each valuation date and may have a material impact on the valuation of the Company’s common stock and common stock warrants issued with the Company’s debt and equity instruments.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value on a recurring or non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available.

Recurring fair value measurements

As discussed in Note 8 below, in April 2021, the Company entered into a Secured Convertible Note Purchase Agreement (the “Secured Convertible Notes”) and issued $215.0 million of Secured Convertible Notes to new and existing lenders. In addition, the Company issued $299.8 million of convertible notes in August through November 2021 under substantially the same terms and conditions as the original April 2021 notes except that the August through November 2021 notes have a minimum payoff based on the face value plus accrued interest rather than two times the outstanding face amount plus accrued interest. In addition, the August through November 2021 notes were unsecured until an IPO or SPAC merger and then became secured pari passu with the Secured Convertible Notes in January 2022 upon the closing of the Merger Agreement with XPDI (the “Unsecured Convertible Notes”). Payment in Kind (PIK) interest is recorded quarterly by increasing the outstanding principal amount of the notes. As a result, the principal balance of the convertible notes increased by $7.3 million during the year ended December 31, 2021. The Company has elected to measure its convertible notes at fair value on a recurring basis because the Company believes it better reflects the underlying economics of the convertible notes, which contain multiple embedded derivative features. The Company presents changes in fair value of the convertible notes during the period as follows: (1) the 10% contractual rate of interest on the convertible notes (consisting of 4% cash interest and 6% PIK interest) is presented as interest expense, net on the Consolidated Statements of Operations; (2) changes in fair value attributable to the Company’s own credit risk are presented within accumulated other comprehensive loss on the Consolidated Balance Sheets and as a component of other comprehensive loss on the Consolidated Statements of Comprehensive Income (Loss); and (3) other fair value changes are presented within other non-operating expense, net on the Consolidated Statements of Operations.

The Company’s convertible notes had a fair value of $557.0 million compared to a principal amount of $522.1 million at December 31, 2021. The principal amount of the Secured Convertible Notes and Unsecured Convertible Notes as of December 31, 2021 reflects the proceeds received plus any PIK interest added to the principal balance of the notes. Upon the closing of the Merger Agreement with XPDI in January 2022, the conversion price for both the Secured and Unsecured Convertible Notes became fixed at 80% of the financing price ($8.00 per share of common stock) and the holders now have the right to convert at any time until maturity. At maturity, any Secured Convertible Notes not converted will be owed two times the original face value plus accrued interest; any Unsecured Convertible Notes not converted will be owed the original face value plus accrued interest. In addition, at any time (both before and after the merger with XPDI), the Company has the right to prepay the Secured and Unsecured Notes at the minimum payoff of two times the outstanding face value plus accrued interest for the Secured Convertible Notes and the outstanding face value plus accrued interest for the Unsecured Convertible Notes. The total amount that would be owed on the Secured Convertible Notes plus Unsecured Convertible Notes if prepaid as of December 31, 2021 was $756.1 million.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

The following presents the levels of the fair value hierarchy for the Company’s convertible notes by issuance date measured at fair value on a recurring basis as of December 31, 2021 (in thousands):

		Fair value hierarchy
	Principal	Level 1	Level 2	Level 3	Fair value
Convertible notes:
April 19, 2021[1]	$91,430	$—	$—	$101,078	$101,078
April 21, 2021[1]	5,137	—	—	5,674	5,674
April 23, 2021[1]	46,229	—	—	51,062	51,062
April 26, 2021[1]	78,075	—	—	86,165	86,165
August 20, 2021[2]	50,597	—	—	50,941	50,941
September 10, 2021[2]	16,110	—	—	16,472	16,472
September 23, 2021[2]	76,051	—	—	77,559	77,559
September 24, 2021[2]	60,016	—	—	61,179	61,179
September 27, 2021[2]	1,974	—	—	2,012	2,012
October 1, 2021[2]	86,655	—	—	87,150	87,150
November 10, 2021[2]	9,823	—	—	9,819	9,819
Accrued PIK interest[1,2,3]	—	—	—	7,896	7,896

Total convertible notes	$522,097	$—	$—	$557,007	$557,007

[1]	Secured Convertible Notes (includes principal balance at issuance and PIK interest) which considers the minimum payoff at maturity of two times the face value of the note plus accrued interest.
[2]	Unsecured Convertible Notes which considers the minimum payoff at maturity of one times the face value of the note plus accrued interest.
[3]	Represents PIK interest accrued as of December 31, 2021 which will be recorded as additional principal for each respective convertible note on January 1, 2022.

The following presents a rollforward of the activity for the Company’s convertible notes measured at fair value on a recurring basis as of December 31, 2021 (in thousands):

	Level 1	Level 2	Level 3	Total
Balance at December 31, 2020	$—	$—	$—	$—
Convertible notes issued (including PIK principal recorded)	—	522,097	—	522,097
Transfers to level 3	—	(522,097)	522,097	—
Change in fair value from inception	—	—	34,910	34,910

Balance at December 31, 2021	$—	$—	$557,007	$557,007

The fair value of the Company’s convertible notes payable is determined using a market approach based on observable market prices for similar securities when available. When observable market data is not available, the Company uses an as-converted value plus risk put option model that includes certain unobservable inputs that may be significant to the fair value measurement such as probability of a financing event occurring (e.g., a SPAC merger or qualified financing), expected term, volatility and the negotiation discount. The fair value of the Secured Convertible Notes considers the minimum payoff at maturity of two times the face value of the note plus accrued interest, as well as the opportunity for appreciation if the value of the Company’s stock increases 60% or more relative to the pricing at the financing event (since the conversion price is set at 80% of the stock price at the financing event, a stock price appreciation of 60% would match the minimum payoff of two times the face value plus accrued interest). The fair value of the Unsecured Convertible Notes considers the minimum payoff at maturity of one times the face value of the note plus accrued interest, as well as the opportunity for appreciation if the value of the Company’s stock falls no more than 20% relative to the pricing at the financing event (since the conversion price is set at 80% of the stock price at the financing event, a stock price decline of 20% would match the minimum payoff of one times the face value plus accrued interest).

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Securities are transferred from Level 2 to Level 3 when observable market prices for similar securities are no longer available and unobservable inputs becomes significant to the fair value measurement. All transfers into and out of level 3 are assumed to occur at the beginning of the quarterly reporting period in which they occur. As of December 31, 2021, Level 3 financial instruments included all the Secured Convertible Notes and all the Unsecured Convertible Notes as the effect of unobservable inputs became significant to the fair value measurement due to the time lapse between the issuance of the notes and the reporting date.

The following presents significant Level 3 unobservable inputs used to measure fair value of certain convertible notes December 31, 2021 (dollars in thousands):

	Fair value	Unobservable Input	Low	High	Weighted Average[1]
Convertible notes (Level 3)	$557,007	Probability of financing event	100.0%	100.0%	100.0%
		Expected term (years)	0.04	0.50	0.27
		Volatility	40.3%	40.8%	40.6%
		Negotiation discount	43.4%	54.0%	48.3%

[1]

Weighted average based on the fair value of convertible notes. In addition, expected term and volatility are also weighted based on 95% probability of a SPAC merger occurring and 5% probability of a qualified financing occurring.

The probability of a financing event occurring refers to the probability of a SPAC merger or qualified financing occurring that would give the holders of the convertible notes the option to convert the instrument into shares of the Company’s common stock. An increase in the probability of a conversion event occurring would, in isolation, result in an increase in the fair value measurement of the convertible notes. As of December 31, 2021, the Company’s valuation of the convertible notes assumed a 95% probability of a SPAC merger occurring and a 5% probability of a qualified financing occurring.

Expected term is an input into the risk put option model that measures the length of time the instrument is expected to be outstanding before it is exercised or terminated. An increase in expected term, in isolation, would generally result in an increase in the fair value measurement of the convertible notes.

Volatility is an input into the risk put option model that measures the variability in possible returns for the convertible notes based on how much the price of underlying shares change in value over time. An increase in volatility, in isolation, would generally result in an increase in the fair value measurement of the convertible notes.

The negotiation discount is a calibration adjustment which reflects the illiquidity of the instruments and the Company’s negotiating position. Since the transaction was an orderly transaction, the Company deemed that the fair value equaled the transaction price at initial recognition. A decrease in the negotiation discount, in isolation, would generally result in an increase in the fair value measurement of the convertible notes.

The increase or decrease in the fair value of the convertible notes resulting from changes to the probability of a financing event, expected term or volatility assumptions would be largely mitigated by interrelated changes to the negotiation discount. However, other changes, such as a decrease to the negotiation discount resulting from the occurrence of a financing event, are not interrelated to other inputs and could result in a significant increase in the fair value of the convertible notes.

The Company presents separately in other comprehensive income (loss) the portion of the total change in the fair value of the convertible notes that resulted from a change in the instrument-specific credit risk on the convertible notes. The amount of change in the fair value attributable to instrument-specific credit risk is determined by comparing the amount of the total change in fair value to the amount of change in fair value that would have occurred if the Company’s credit risk had not changed during the period as reflected in the discount rates applied to the debt and risk put option.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

The following summarizes the fair value adjustments and debt issuance costs recognized on the convertible notes (in thousands):

	Financial statement line item	Year ended December 31, 2021
Cash interest payments	Interest expense, net	$10,114
Payment-in-kind (PIK) interest	Interest expense, net	15,170
Instrument specific credit risk	Other comprehensive loss	10,966
Other fair value adjustments	Other non-operating expense, net	16,047

Total fair value adjustments		$52,297

Debt issuance costs	Interest expense, net	$12,831

Nonrecurring fair value measurements

The Company’s non-financial assets, including digital currency assets, property, plant and equipment, goodwill, and intangible assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. Refer to the discussion of digital assets below for more information regarding fair value considerations when measuring the impairment of digital assets held.

No non-financial assets were classified as Level 3 as of December 31, 2021 or December 31, 2020.

Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, net, accounts payable, notes payable and certain accrued expenses and other liabilities. The carrying amount of these financial instruments, other than notes payable discussed below, approximates fair value due to the short-term nature of these instruments.

The fair value of the Company’s notes payable (excluding the Convertible Notes carried at fair value described above), which are carried at amortized cost, was determined based on a discounted cash flow approach using market interest rates of instruments with similar terms and maturities and an estimate for our standalone credit risk. We classified the other notes payable as Level 3 financial instruments due to the considerable judgment required to develop assumptions of the Company’s standalone credit risk and the significance of those assumptions to the fair value measurement. The estimated fair value of the Company’s other notes payable, including both the current and noncurrent portion, was $184.7 million at December 31, 2021 and $39.0 million at December 31, 2020. The carrying values of the notes payable, including both the current and noncurrent portion, was $171.2 million and $35.9 million at December 31, 2021 and December 31, 2020, respectively.

Digital Assets

The Company’s digital asset policy prior to the Blockcap acquisition on July 30, 2021 included selling all digital assets and converting them into fiat currency shortly after they are mined, typically within 1-3 days, in order to fund the growth of the Company’s operations. Following the Blockcap acquisition, the Company significantly expanded its self-mining operation and consequently reevaluated its digital asset investment policy and began holding a more significant portion of its digital assets mined on its balance sheet. Sales of digital currency assets awarded to the Company through its self-mining activities are classified as cash flows from operating activities regardless of the length of time for which the digital assets are held.

The Company classifies digital currency assets primarily as Level 1. The Company’s digital currency assets are accounted for as intangible assets with indefinite useful lives. The Company initially recognizes digital currency assets that are received as digital asset mining income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset surrendered. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital currency asset at the time its fair value is being measured, which is measured on a daily basis. To the extent that an impairment loss is recognized, the loss establishes the new costs basis of the digital asset. In the years ended December 31, 2021 and 2020, the Company recognized impairments of digital currency assets of $37.2 million and a nominal amount, respectively. For the years ended December 31, 2021 and 2020, the Company recognized net gains of $4.8 million and $0.1 million, respectively, on sales of digital currency assets. Digital currency assets are available for use, if needed, for current operations and are classified as current assets on the Consolidated Balance Sheets, the details of which are presented below.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

	December 31 2021	December 31 2020

Bitcoin (BTC)	$224,843	$51
Ethereum (ETH)	4,665	—
Siacoin (SC)	803	—
Polygon (MATIC)	1,085	—
Dai (DAI)	1,353	—
Other	1,549	12

Total digital currencies	$234,298	$63

The Company does not have any off-balance sheet holdings of digital currency assets.

Property, Plant and Equipment, Net

Property, plant and equipment includes land, buildings and improvements for datacenter facilities and leasehold improvements for the Company’s corporate headquarters. Property and equipment consists of computer, mining, network, electrical and other equipment, including property and equipment under capital leases. Property, plant and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized at cost and amortized over the shorter of their estimated useful lives or the lease term. Future obligations related to capital leases are presented as Capital lease obligations, current portion and Capital lease obligations, net of current portion in the Company’s Consolidated Balance Sheets. Depreciation expense, including amortization of assets held under capital leases, is primarily included in Cost of Revenue in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).

Self-mining computer equipment that is subsequently contracted for sale to customers is valued at the lower of cost or net realizable value, with any write-down recognized as Cost of Equipment Sales in the Company’s Consolidated Statements of Operations.

Business Combinations and Goodwill

The total purchase price of any of the Company’s acquisitions is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. When stock is issued as consideration, the fair value assigned to the tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions around the valuation of the Company’s common stock at the time of the acquisition.

The Company does not amortize goodwill, but tests it for impairment annually as of October 31, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting units are less than their carrying amounts as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or chooses not to perform a qualitative assessment, then the quantitative goodwill impairment test will be performed. The quantitative test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the excess of the carrying amount over the fair value is recognized as an impairment loss, and the resulting measurement of goodwill becomes its new cost basis. As of December 31, 2021 and 2020, the carrying amount of Goodwill was $1.06 billion and $58.2 million, respectively. There were no accumulated impairment losses as of December 31, 2021, and no impairment losses were recorded for the years ended December 31, 2021 and 2020.

Long-Lived Assets

The Company tests long-lived assets for recoverability whenever events or changes in circumstances have occurred that may affect the recoverability or the estimated useful lives of long-lived assets. Long-lived assets include intangible assets subject to amortization. A long-lived asset may be impaired when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If that comparison indicates that the asset’s carrying value may not be recoverable, the impairment is measured based on the difference between the carrying amount and the estimated fair value of the asset. This evaluation is performed at the lowest level for which separately identifiable cash flows exist. Long-lived assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the term of the associated debt. Debt issuance costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability consistent with the debt discount.

Revenue From Contracts With Customers

The Company primarily generates revenue from contracts with customers from hosting services and, sales of computer equipment. The Company generally recognizes revenue when the promised service is performed, or control of the promised equipment is transferred to customers. Revenue excludes any amounts collected on behalf of third parties, including sales and indirect taxes.

Performance Obligations

The Company’s performance obligations primarily relate to hosting services and equipment sales, which are described below. The Company has performance obligations associated with commitments in customer hosting contracts for future services and commitments to acquire and deploy customer equipment that have not yet been recognized in the financial statements. For contracts with original terms that exceed one year (typically ranging from 18 to 48 months), those commitments not yet recognized as of December 31, 2021 and 2020 were $1.05 billion and $303.7 million, respectively.

Hosting Services

The Company performs hosting services that enable customers to run blockchain and other high-performance computing operations. The Company’s performance obligation related to these services is satisfied over time. The Company recognizes revenue for services that are performed on a consumption basis, such as the amount of electricity used in a period, based on the customer’s use of such resources. The Company recognizes variable usage at its estimate of the stand-alone selling price of its hosting services. As a result, the Company’s hosting revenue is sensitive to changes in the market prices of digital currency assets. As the market prices of digital currency assets are volatile, the Company cannot reasonably estimate the future price of its hosting services for such contracts over the contract term such that a significant revenue reversal is not probable. Therefore, the Company’s best estimate of the transaction price in these contracts is based on the current market price of the digital currency asset. The Company constrains recognition of revenue from contracts with hosting customers with variable pricing to the contractual price determined by the market price of the digital currency asset in the current period.

The Company generally bills its customers in advance based on estimated consumption or the fixed quantity for the period under the contract. The Company recognizes revenue based on actual consumption in the period and invoices adjustments in subsequent periods or retains credits toward future consumption. The term between invoicing and when payment is due typically does not exceed 30 days.

Equipment Sales

The Company recognizes revenue from sales of computer equipment to customers at the point in time when control of the equipment is transferred to the customer, which generally occurs upon deployment of the equipment. Customers make a series of deposits on equipment purchases with the final payment typically being due at least one month prior to deployment.

Self-mining computer equipment that is subsequently sold to customers is recognized as Equipment Sales to Customers in the Company’s Consolidated Statements of Operations.

Deferred Revenue

The Company records contract liabilities in Deferred Revenue on the consolidated balance sheets when cash payments are received in advance of performance and recognizes them as revenue when the performance obligations are satisfied. The Company’s deferred revenue balance as of December 31, 2021 and 2020 was $136.4 million and $44.8 million, respectively, all from advance payments received during the years then ended.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

In the year ended December 31, 2021, the Company recognized $44.5 million of revenue that was included in the deferred revenue balance as of the beginning of the year, primarily due to the deployment of customer equipment for which advanced payment had been received from customers prior to January 1, 2021. In the year ended December 31, 2020, the Company recognized $7.8 million of revenue that was included in the deferred revenue balance as of the beginning of the year, primarily due to the performance of hosting services for which advance payments had been received from customers prior to January 1, 2020. Advanced payments for hosting services are typically recognized in the following month and advanced payments for equipment sales are generally recognized within one year.

Digital Asset Mining Income

The Company derives its digital asset mining income from operating its owned computer equipment as part of a pool of users, facilitated by a pool operator, that processes transactions conducted on one or more blockchain networks. The contracts with pool operators are terminable at any time by either party. In exchange for providing computing power to the pool, the Company is entitled to receive digital currency assets from the mining pool operator which is a variable amount based on either (a) the amount of computing power the Company has contributed to the mining pool and current network difficultly or (b) a fractional share of the digital currency asset award the mining pool operator receives from the blockchain network upon successfully adding a block to the blockchain, based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in processing the block.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. Providing such computing power is the only performance obligation in the Company’s arrangements with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration that may be either fixed or variable depending on the payout methodology used by the pool operator. In certain arrangements, the Company does not have a reliable means to estimate its relative share of the rewards until they are paid to it and the variable consideration is constrained until the Company receives the consideration, at which time revenue is recognized. The Company measures consideration at fair value on the date received, which is typically not materially different than the fair value at inception of the arrangement or the time the Company has earned the award from the pools. The Company’s digital asset mining income is sensitive to changes in the market prices of digital currency assets which may be significant.

Deposits for Equipment

The Company has entered into agreements with vendors to supply equipment for its customers and for the Company’s own digital asset mining operations. These agreements generally require significant refundable deposits payable months in advance of delivery and additional advance payments in monthly installments thereafter.

The Company classifies deposits for digital asset mining equipment based on the expected predominant source and use of the cash flows for the equipment that has been contracted for purchase. Prior to the acquisition of Blockcap on July 30, 2021 described in Note 3, the Company expected that the predominant source and use of the cash flows for orders of digital asset mining equipment would be related to customer sales. Beginning with orders placed subsequent to July 30 2021, the Company expects that the predominant source and use of cash flows for digital asset mining equipment will be related to the Company’s own self-mining operations. Therefore, the Company has classified deposits for equipment related to orders prior to July 30, 2021 as cash flow from operating activities and has classified deposits for equipment related to orders made subsequent to July 30, 2021 as cash flows from investing activities.

Costs of Revenue

The Company’s Cost of Hosting Services and Cost of Digital Asset Mining primarily consist of electricity costs, salaries, stock-based compensation depreciation of property, plant and equipment used to perform hosting services and mining operations and other related costs. Cost of Equipment Sales includes represents costs of computer equipment sold to customers.

Research and Development

The Company’s research and development expenses primarily include personnel costs associated with technology and product development and data science research. Research and development costs are expensed as incurred.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Stock-Based Compensation

The Company recognizes the cost of services received in exchange for awards of equity instruments based upon the fair value of those awards on the grant date. For the years ended December 31, 2021 and 2020, the Company’s consolidated operating results included $0.9 million and $0.4 million of stock-based compensation expense related to restricted stock units issued to employees, respectively, and $5.8 million and $2.6 million of stock-based compensation expense related to stock options issued to employees and consultants, respectively. In addition, for the year ended December 31, 2021, the Company recognized $32.2 million of post-combination expense for share-based compensation awards related to the Blockcap acquisition described in Note 3. The total tax benefit related to stock-based compensation was $6.1 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively.

Stock-based compensation expense for the years ended December 31, 2021 and 2020 is included in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) as follow:

	Year Ended December 31,
	2021	2020
Cost of revenue	$4,084	$—
Research and development	1,140	—
Sales and marketing	836	—
General and administrative	32,877	3,038

Total stock-based compensation expense	$38,937	$3,038

Stock-based compensation expense is measured at the grant date based on the value of the equity award. The fair value of stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of restricted stock unit awards is estimated on the date of grant using the estimated fair value of the Company’s common stock on the date of grant.

For awards with only service conditions, primarily stock options and certain restricted stock units, the estimated fair value of the equity awards are recognized as expense on a straight-line basis, less actual forfeitures as they occur, over the requisite service period for the entire award, which is generally the vesting period.

For awards with service and performance conditions, primarily restricted stock unit awards, the compensation expense is recognized separately for each tranche of each award as if it were a separate award with its own vesting date (i.e., on an accelerated attribution basis) and the estimated fair value of the equity awards are recognized as expense when it is probable that the performance conditions will be achieved. If the performance conditions become probable of being achieved before the end of the requisite service period, the unrecognized compensation costs for which the requisite service have been provided is recognized in the period in which achievement becomes probable and the remaining unrecognized compensation costs for which requisite service has not been provided is recognized as expense prospectively on an accelerated attribution basis over the remaining requisite service period for the entire award, less actual forfeitures as they occur. See Note 11 for more information about the service and performance conditions associated with the Company’s equity awards.

Employee Benefit Plan

The Company currently maintains a defined contribution retirement and savings plan for the benefit of our employees who satisfy certain eligibility requirements (the “401(k) Plan”). The U.S. Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Prior to January 1, 2022, the Company did not match contributions made by participants in the 401(k) Plan.

Earnings Per Share

The Company computes earnings per share (“EPS”) following Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per share. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the if-converted method; the potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Income Taxes

The Company is subject to income taxes mainly in the jurisdictions in which it provides various infrastructure, technology and colocation and hosting services. The Company’s tax position requires significant judgment in order to properly evaluate and quantify tax positions and to determine the provision for income taxes.

The Company uses the assets and liabilities method to account for income taxes, which requires that deferred tax assets and deferred tax liabilities be determined based on the differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the years in which the differences are expected to be reversed. The Company estimates its actual current tax expense, including permanent charges and benefits, and the temporary differences resulting from differing treatment of items, for tax and financial accounting purposes.

The Company assesses whether it is more likely than not that its deferred tax assets will be realized by considering both positive and negative evidence. If the Company believes that recovery of these deferred tax assets is not more likely than not, the Company establishes a valuation allowance. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considered all available evidence, including recent operating results, projections of future taxable income, the reversal of taxable temporary differences, and the feasibility of tax planning strategies.

GAAP sets forth a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are included within Income Tax Expense. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheets. No penalties or interest have been recognized or accrued for unrecognized tax benefits for the years ended December 31, 2021 and 2020.

The Company adjusts its reserves for tax positions in light of changing facts and circumstances, such as the closing of a tax audit, the refinement of an estimate based on new facts or changes in tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, the differences are recorded as adjustments to the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The Company’s future effective tax rates could be adversely affected by changes in the valuation of the Company’s deferred tax assets or liabilities, or changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, the Company is subject to examination of income tax returns by various tax authorities. The Company regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provisions for income taxes.

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which amends the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. This standard can be adopted using either a modified retrospective or a fully retrospective method of transition. This standard is effective for the Company beginning January 1, 2022, with early adoption permitted. We elected to adopt the standard effective January 1, 2021 using the modified retrospective transition method. Adoption of the standard had no impact on the Company’s prior period financial statements.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The standard amends ASC 805 such that contract assets and contract liabilities acquired in a business combination are added to the list of exceptions to the recognition and measurement principles such that they are recognized and measured in accordance with ASC 606. The standard is effective for the Company beginning January 1, 2023. Early adoption of the standard is permitted, including adoption in an interim period. An entity that early adopts in an interim period must apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. We have elected to early adopt the standard effective October 1, 2021 which resulted in an increase to both goodwill and deferred revenue of $0.4 million due to the retrospective application of the standard to the Company’s acquisition of Blockcap on July 30, 2021 discussed in Note 3.

Accounting Standards not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Measurement of Credit Losses on Financial Instruments, which will require an entity to measure credit losses for certain financial instruments and financial assets, including trade receivables. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for the Company with the annual reporting period beginning January 1, 2022, including interim periods within that reporting period. Early adoption is permitted. The Company is currently evaluating the impacts the adoption of this standard will have on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing the exceptions to the incremental approach for intra-period tax allocation in certain situations, the requirement to recognize a deferred tax liability for a change in the status of a foreign investment, and the general methodology for computing income taxes in an interim period when year-to date loss exceeds the anticipated loss for the year. The amendments also simplify the accounting for income taxes with regard to franchise tax, the evaluation of step up in the tax basis goodwill in certain business combinations, allocating current and deferred tax expense to legal entities that are not subject to tax and enacted change in tax laws or rates. The standard is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impacts the adoption of this standard will have on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases-(Topic 842). Under this new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases): 1) a lease liability equal to the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and 2) a right-of-use asset which will represent the lessee’s right to use, or control the use of, a specified asset for the lease term (“ROU asset”). Topic 842 is effective for the Company’s annual and interim reporting periods beginning January 1, 2022. The adoption of Topic 842 will require the Company to recognize non-current assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet, but it is not expected to have a material effect on the Company’s results of operations or cash flows. Topic 842 will also require additional footnote disclosures to the Company’s consolidated financial statements.

A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company expects to adopt the new standard on January 1, 2022 and use the effective date as the date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2022.

The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients’, which permits the Company not to reassess prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The Company does not expect that this standard will have a material effect on the financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the balance sheet for operating leases; and (2) providing significant new disclosures about the Company’s leasing activities. The Company does not expect a significant change in leasing activities between now and adoption.

The new standard also provides practical expedients for the Company’s ongoing accounting. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedients to not separate lease and non-lease components for all of the Company’s leases.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

There are no other new accounting pronouncements that are expected to have a significant impact on the Company’s consolidated financial statements.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

3.	ACQUISITIONS

In June 2020, Core Scientific entered into an Asset Purchase Agreement with Atrio Inc. (“Atrio”) to acquire certain assets of Atrio in exchange for $1.2 million cash consideration and 0.3 million shares of the Company’s common stock. The Company and Atrio contemplated a valuation for the transaction of approximately $2.4 million based on an estimate of the fair value of the Company’s common stock of $3.50 per share which was allocated to cost of the acquired software intangible assets.

In a separate transaction in June 2020, the Company entered into an agreement with RStor, Inc. (“RStor”) to obtain a non-exclusive license to three specific patents held by RStor for consideration of 0.3 million shares of the Company’s common stock. The Company and RStor contemplated a valuation for the transaction of approximately $0.9 million based on an estimate of the fair value of the Company’s common stock of $3.50 per share which was allocated to the cost of the acquired patent intangible assets.

The software acquired from Atrio and the acquired patents from RStor are not businesses under ASC 805, Business Combinations, because substantially all the fair value of the acquired assets is concentrated in a single intellectual property asset. Accordingly, the asset purchases are accounted for as asset acquisitions where the cost of the acquisition, measured as the fair value of the cash consideration transferred and the common stock issued by the Company, is allocated to the assets acquired.

Description of Blockcap Acquisition

On July 30, 2021, the Company acquired 100% of the equity interest in Blockcap, one of its largest hosting customers. Blockcap is a blockchain technology company with industrial scale digital asset mining operations. Blockcap’s primary historical business was the mining of digital asset coins and tokens, primarily Bitcoin and, to a lesser extent, Siacoin and Ethereum. While Blockcap did sell or exchange the digital assets it mined to fund its growth strategies or for general corporate purposes from time to time, it generally retained its digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more accessible and efficient medium of exchange than traditional fiat currencies. In addition to mining, holding and exchanging digital assets, Blockcap also evaluated and completed investments in related technologies and ancillary businesses, including RADAR, an early stage company focused on technology enhancement and development in the digital asset industry that it acquired on July 1, 2021. The acquisition of Blockcap significantly expanded the Company’s self-mining operations and increased the number of miners it owns. The Company intends to utilize RADAR’s business assets and the technical expertise of its principals in enhancing the Company’s existing blockchain mining technology and software and in further strengthening the Company’s leadership position and value creation potential through the development of products and services that utilize blockchain technologies.

Consideration consisted of the issuance of 71.2 million shares of the Company’s common stock, approximately 4.3 million shares of the Company’s restricted stock and approximately 4.6 million options to purchase shares of the Company’s common stock. The acquisition has been accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired and the liabilities assumed were recorded at fair value. The Company and Blockcap had preexisting relationships which were settled on the acquisition date. Using the estimated purchase price for the transaction, the Company has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The excess of the purchase price over the fair value of the net identifiable assets acquired was allocated to goodwill.

In a business combination, the initial allocation of the purchase price is considered preliminary and therefore subject to change until the end of the measurement period (not to exceed one year from the acquisition date). Because the measurement period is still open, certain fair value estimates may change once all information necessary to make a final fair value assessment has been received. Specifically, the measurement period is still open for consideration transferred, property, plant and equipment, net and deferred tax liabilities as the Company is still in the process of obtaining information about certain shares allocated to Blockcap shareholders and certain transactions between Blockcap and Core that were outstanding as of July 30, 2021.

The following table summarizes the fair values for each major class of assets acquired and liabilities assumed at the acquisition date. The Company retained the services of certified valuation specialists to assist with assigning estimated values to certain acquired assets and assumed liabilities. Amounts initially disclosed for the estimated values of certain acquired assets and liabilities assumed were adjusted through December 31, 2021 based on information arising after the initial preliminary valuation.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

PPA Allocation

Consideration (in thousands):
71.2 million common shares valued at $16.18 per share[1,2]	$1,151,985
Fair value of replaced Blockcap share-based payments attributable to pre-combination service[3]	21,768
Settlement of Blockcap debt[4]	25,607
Settlement of preexisting contracts[5]	(60,522)

Total Consideration	$1,138,838
Fair value of assets acquired, and liabilities assumed:
Cash and cash equivalents	$704
Digital assets-Bitcoin	73,304
Digital assets-Ethereum	365
Digital assets-Bitcoin cash	8
Digital assets-Siacoin	554
Digital assets-Other	3,329
Other current assets	633
Intangible assets, net	2,925
Property, plant and equipment, net	97,964
Other noncurrent assets	1,293

Total assets acquired	181,079
Accounts payable	492
Accrued expenses and other	22,647
Deferred revenue	414
Other current liabilities	7,204
Deferred tax liability	9,003

Total liabilities assumed	$39,760
Total identifiable net assets	$141,319
Goodwill on acquisition	$997,519

[1]	71.2 million common shares represent the equivalent Core Scientific common shares issued to Blockcap shareholders as consideration for the purchase.
[2]

The price per share of our common shares was estimated to be $16.18. As the Core Scientific common shares were not listed on a public marketplace, the calculation of the fair value of the common shares was subject to a greater degree of estimation. Given the absence of a public market, an estimate of the fair value of the common shares was required at the time of the Blockcap Acquisition. Objective and subjective factors were considered in determining the estimated fair value and because there was no active trading of the Core Scientific equity shares on an established securities market, an independent valuation specialist was engaged. The valuation was determined by weighting the outcomes of scenarios estimating share value based on both public company valuations and private company valuations. Both a market approach and common stock equivalency model were used to determine a range of outcomes, which were weighted based on probability to determine the result.

[3]	Reflects the estimated fair value of replaced Blockcap share-based payments allocated to purchase price based on the proportion of service related to the pre-combination period
[4]

Reflects the fair value of loans issued by the Company in July 2021 that were effectively used to settle debt that had previously been held by Blockcap. Refer to Note 8 for further discussion of the debt issuance.

[5]

Blockcap had preexisting hosting and equipment contracts with the Company that were effectively settled by the Company’s acquisition of Blockcap. As a result, the consideration transferred to Blockcap has been adjusted by the deferred revenue balances that were settled at the time of acquisition.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

The following table provides the reconciliation of the carrying amount of goodwill at the beginning and end of the reporting period (in thousands):

Goodwill
Balance as of December 31, 2020	$58,241
Acquisitions	1,048,727
Subsequent measurement period adjustment	$(51,208)

Balance as of December 31, 2021	$1,055,760

After the September 30, 2021 financial statements were issued, we determined that the following measurement period adjustments to the accounting for the Blockcap acquisition were necessary based upon obtaining updated information:

•	$16.0 million decrease to consideration transferred, resulting in a 16.0 million decrease to goodwill, related to shares that were allocated to settle a liability of Blockcap.

•

$0.2 million decrease to consideration transferred, resulting in a $0.2 million decrease to goodwill, related to Blockcap share-based payment replacement awards that were attributed to pre-combination services.

•

$25.6 million increase to consideration transferred and a $70.9 million increase to property, plant, and equipment, net acquired, resulting in a $45.3 million decrease to goodwill, related to a transaction entered into in contemplation of the Blockcap acquisition whereby the Company effectively settled $25.6 million of debt held by Blockcap in exchange for acquiring digital asset mining equipment with a fair value of $70.9 million. The adjustment resulted in an increase to cost of revenue related to additional deprecation expense of $6.3 million for the year ended December 31, 2021.

•	$0.4 million increase to deferred revenue, resulting in a $0.4 million increase to goodwill, related to acquired customer contracts.

•	$0.8 million increase other current liabilities and $9.0 million increase to deferred tax liabilities, resulting in a $9.8 million increase to goodwill, as a result of tax adjustments.

Intangible Assets and Liabilities

Goodwill with an assigned value of $1.00 billion represents the excess of the consideration transferred over the estimated fair values of assets acquired and liabilities assumed. The goodwill recognized includes the assembled workforce of Blockcap and intangible assets that do not qualify for separate recognition. None of the goodwill resulting from the acquisition is deductible for tax purposes. All of the goodwill acquired is allocated to the Mining segment. Management believes the acquisition of Blockcap strengthens its presence in the data mining market due to the scale of its operations. These factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.

Other intangible assets acquired in the Blockcap acquisition consisted of $2.8 million developed technology intangibles and $0.1 million of customer relationships with a weighted-average useful life of 3 years.

Transaction Costs

The Company recognized transaction costs of $1.1 million for the year ended December 31, 2021, respectively. These costs were associated with legal and professional services and were recognized as General and administrative expenses in the Company’s Consolidated Statements of Operations.

Unaudited Pro Forma Information

The following unaudited pro forma financial information gives effect to the Blockcap acquisition as if it had been completed on January 1, 2020. The unaudited pro forma information was prepared in accordance with the requirements of ASC 805, Business Combinations, which is a different basis than pro forma information prepared under Article 11 of Regulation S-X (“Article 11”). As such, they are not directly comparable with historical results for stand-alone Core Scientific prior to July 30, 2021, historical results for Core Scientific from July 30, 2021 that reflect the acquisition and are inclusive of the results and operations of Blockcap, nor our previously provided pro forma financials prepared in accordance with Article 11. The pro forma results for the year ended December 31, 2021 and 2020 include the impact of several significant nonrecurring pro forma adjustments to previously reported operating results. The pro forma adjustments are based on historically reported transactions by the respective companies. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisition (in thousands).

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

	Year Ended December 31,
	2021	2020
Total revenue	$586,991	$70,948
Operating income (loss)	$137,109	$(23,354)

Significant pro forma adjustments include:

•	Transaction costs of $1.9 million are assumed to have occurred on the pro forma close date of January 1, 2020, and are recognized as if incurred in the first quarter of 2020;

•	Tangible and intangible assets are assumed to be recorded at their estimated fair values as of January 1, 2020 and are depreciated or amortized over their estimated useful lives; and

•	Accounting policies of Blockcap are conformed to those of Core Scientific including depreciation for mining equipment.

•

Share-based compensation awards of Blockcap for which the performance condition of the award is assumed to be probable of being met as of January 1, 2020 and expensed as they are earned based on the service condition.

•

The elimination of $19.2 million of expense recognized by Blockcap in July 2021 for the acceleration of certain equity awards of its CEO and others. Because this acceleration was deemed to be in contemplation of the Merger, Core Scientific has recorded $23.3 million of compensation expense for the acceleration in its financial statements for the period ending December 31, 2021, which was determined based on the fair value of the awards at the time of the Merger. This adjustment is necessary to avoid duplication of the expense attributable to the combined company related to the acceleration of the same awards.

The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the acquisition actually occurred on January 1, 2020, nor do they purport to project the future consolidated results of operations.

For the periods subsequent to the acquisition, Blockcap contributed total revenues of $42.6 million for the year ended December 31, 2021 and operating income of $15.5 million for the year ended December 31, 2021 that were included in our Consolidated Statements of Operations and Other Comprehensive income (loss).

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

4.	OTHER ASSETS

Other current assets as of December 31, 2021 and 2020 consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Prepaid expenses	$27,055	$1,212
Security deposits	355	2,230
Prepaid rent	453	—
Other	2,248	2,768

Total other current assets	$30,111	$6,210

Prepaid expenses include prepayments of insurance premiums, rent expense, licenses, and subscriptions. Security deposits represent payments by the Company primarily associated with utilities and leases.

Other noncurrent assets as of December 31, 2021 and 2020 consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Security deposits	$2,079	$1,150
Utility construction contributions	2,453	3,000
Prepaid rent	4,478	—
Capitalized transaction costs	10,682	—
Other	1,354	349

Total other noncurrent assets	$21,045	$4,499

Security deposits represents payments by the Company primarily associated with utilities and leases. Utility construction contributions include amounts contributed to utilities for the construction of assets that allow the Company to obtain utility services, primarily electricity.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

5.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net as of December 31, 2021 and 2020 consist of the following (in thousands):

	December 31,		Estimated Useful Lives
	2021	2020
Land and improvements[1]	$12,995	$5,458	20 years
Building and improvements	93,064	46,811	12 to 39 years
Computer, mining and network equipment[2]	475,331	20,270	1 to 5 years
Electrical equipment[3]	59,253	24,681	5 to 10 years
Other property, plant and equipment[4]	1,156	1,243	5 to 7 years

Total	641,799	98,463
Less accumulated depreciation and amortization[5]	44,495	13,219

Property, plant and equipment, net[6]	$597,304	$85,244

[1]	Estimated useful life of improvements. Land is not depreciated.
[2]	Includes capital lease assets of $103.9 million and $3.3 million at December 31, 2021 and 2020, respectively.
[3]	Includes capital lease assets of $12.6 million and $2.6 million at December 31, 2021 and 2020, respectively.
[4]	Includes capital lease assets of $0.4 million and $0.4 million at December 31, 2021 and 2020, respectively.
[5]	Includes accumulated amortization for assets under capital leases of $10.3 million and $1.8 million at December 31, 2021 and 2020, respectively.
[6]	Includes construction in progress of $42.6 million and $10.5 million for the year ended December 31, 2021 and 2020, respectively.

Depreciation expense, including amortization of capital lease assets, for the years ended December 31, 2021 and 2020 was $31.8 million and $8.6 million, respectively. Depreciation for the year ended December 31, 2021 and 2020 allocated to costs of revenue was $31.7 million and was $8.5 million, respectively.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

6.	INTANGIBLE ASSETS, NET

Intangible assets, net as of December 31, 2021 and 2020 consist of the following (in thousands):

	December 31, 2021
	Gross	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Acquired software	$10,093	$(2,503)	$7,590	3-8 years
Patents	423	(9)	414	20 years
Customer relationships	150	(21)	129	3 years
Trademarks	73	(11)	62	8 years

Total intangible assets, net	$10,739	$(2,544)	$8,195

	December 31, 2020
	Gross	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Acquired software	$7,318	$(954)	$6,364	5-8 years
Patents	260	(4)	256	20 years
Trademarks	59	(5)	54	8 years

Total intangible assets, net	$7,637	$(963)	$6,674

The Company amortizes intangible assets subject to amortization over their estimated useful lives. Amortization of intangible assets is included within general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). Amortization expense for intangible assets was $1.6 million and $0.8 million for the years ended December 31, 2021 and 2020, respectively. The future five-year amortization of intangibles subject to amortization as of December 31, 2021 was as follows (in thousands):

Amortization
2022	$2,145
2023	2,145
2024	1,743
2025	843
2026	507
Thereafter	812

Total	$8,195

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

7.	ACCRUED EXPENSES AND OTHER

Accrued expenses and other as of December 31, 2021 and 2020 consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Accrued expenses and other	$25,332	$653
Accrued taxes	5,736	1,645
Vendor payable	21,313	—
Customer deposits[1]	5,570	—
Accrued interest	5,521	283
Other current liabilities	4,390	1,004

Total accrued expenses and other	$67,862	$3,585

[1]

Consists of amounts deposited by the Company’s customers relating to future tax estimates. Should the deposits be unnecessary once the customer units are owned and deployed, the deposits are either applied against an existing equipment balance due, or applied against future hosting invoices.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

8.	NOTES PAYABLE

Notes payable as of December 31, 2021 and 2020 consist of the following (in thousands):

	December 31 2021	December 31 2020
Kentucky note	$1,032	$1,511
PPP loan	—	2,154
Silverpeak loan	—	22,260
Stockholder loan	10,000	—
Genesis loan	552	4,648
NYDIG loan	67,435	718
Trinity loan	19,641	—
Celsius loan	—	6,842
Bremer	15,066	—
Blockfi	60,000	—
Secured Convertible Notes[1]	220,871	—
Unsecured Convertible Notes[2]	301,226	—
Other	663	581

Total	696,486	38,714
Unamortized discount and debt issuance costs	(3,187)	(2,834)
Fair value adjustments to convertible notes	34,910	—

Total notes payable, net	$728,209	$35,880

[1]

Secured Convertible Notes (includes principal balance at issuance and PIK interest) which considers the minimum payoff at maturity of two times the face value of the note plus accrued interest. The minimum payoff at maturity related to the principal balance was $441.7 million December 31, 2021.

[2]	Unsecured Convertible Notes which considers the minimum payoff at maturity of one times the face value of the note plus accrued interest.

Kentucky Note - In December 2018, the Company entered into a five-year secured promissory note agreement for $2.4 million in connection with the acquisition of property in Kentucky for datacenter development (“Kentucky note”). The note bears interest at a rate per annum of 5% and the Company is required to make monthly payments of principal and interest. Interest expense on the notes has been recognized based on an effective interest rate of 5%.

Executive Notes – In March and April 2020, the Company issued an aggregate of $4.0 million of notes to the Company’s president and chief executive officer and a member of the Board of Directors. The notes are unsecured and bear interest at 7% per annum, with all principal and interest accrued due at the earlier of 12 months from issuance or the occurrence of a financing of at least $20.0 million of gross proceeds. The Company granted common stock warrants to the noteholders for the purchase of 4.0 million shares of common stock at an exercise price of $1.00 per share. The exercise price was subsequently amended to $1.34 per share. The Company allocated proceeds of $2.2 million to the notes and $1.6 million to the warrants on a relative fair value basis and recognized a derivative liability of $0.2 million equal to the fair value of the contingent repayment feature. Interest expense on the notes was recognized based on an effective interest rate of 98%. The notes were repaid in full in May 2020 from the proceeds of the Silverpeak Loan described below. This resulted in an extinguishment loss of $1.3 million based on the carrying amount of the related party notes and the contingent repayment derivative.

PPP Loan - In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also allocated funds for the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. In April 2020, the Company received a loan of $2.2 million from the PPP through the SBA. The loan was unsecured and bore interest at a rate per annum of 1% and monthly payments of principal were to begin in July 2021. The loan was due in full in April 2022. Under the PPP, all or a portion of the loan may be forgiven if the Company uses the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. Interest expense on the note was recognized based on an effective interest rate of 1%. On July 13, 2021, the Company repaid the loan in full.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Silverpeak Loan - In May 2020, the Company issued a $21.0 million senior secured loan to Silverpeak Credit Partners LP. The loan was secured by substantially all of the assets of the Company. The loan bears interest at a rate per annum of 15%, interest payments due monthly. The Company received proceeds from the loan issuance of $19.8 million, which were net of an original issuance discount and issuance costs of $1.2 million. In addition, the issuance costs also included common stock options issued to advisors with an exercise price of $1.00 per share and a fair value of $0.8 million on the issuance date. The loan also included a non-refundable exit fee of $1.3 million due upon maturity or early payment which was included as part of the debt discount. Interest expense on the loan was recognized based on an effective interest rate of 21%, which includes the amortization of the discount and debt issuance costs. In May 2020, the Company used $4.0 million of the proceeds from the loan issuance to repay the outstanding principal and interest on the promissory notes to the Company’s president and chief executive officer and a member of the Board of Directors, as discussed above. In February 2021, the Company entered in an amendment of the Silverpeak loan that included the issuance of an additional $9.0 million tranche of senior secured loans. This loan, including the additional tranche issued in February 2021, was paid off in full in April 2021. A loss on debt extinguishment of $8.0 million was recognized for the year ended December 31, 2021.

Genesis Loan - In July 2020, the Company entered into a credit facility with Genesis Global Capital, LLC that provides capacity of up to $13.0 million to finance the Company’s acquisition of blockchain computing equipment (“Genesis Loan”). The Company borrowed $5.3 million in three installments and the borrowing capacity of the facility was reduced via an amendment in September 2020 to equal the actual amounts borrowed. The loans under the credit facility are secured by the blockchain computing equipment and the Company is required to comply with an approved mining strategy and other restrictions on use of the collateral. Loans under the credit facility have terms of 20 months, bear interest at a rate per annum of 16% plus a fixed risk premium, and require monthly payments. Interest expense on the loans have been recognized based on an effective interest rate of 28%, which includes the amortization of a debt discount.

NYDIG Loan - In October 2020, the Company entered into a master equipment finance agreement with NYDIG and received a loan of $0.8 million to finance the Company’s acquisition of blockchain computing equipment. In March 2021, the Company received $3.8 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment. The loan bears an interest rate of 15% and has a term of 24 months from issuance. Interest expense on the loan has been recognized based on an effective interest rate of 16%.

In May 2021, the Company received $13.4 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 14.25% and have a term of 24 months from issuance. Interest expense on the loans issued in May 2021 has been recognized based on an effective interest rate of 17%.

In July 2021, the Company received blockchain computing equipment from NYDIG (which had been concurrently acquired by NYDIG from Blockcap in exchange for settlement of Blockcap’s debt with NYDIG) in exchange for $26.1 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 14.25% and have a term of 24 months from issuance. Interest expense on the loans issued in July 2021 has been recognized based on an effective interest rate of 16%.

In November 2021, the Company received blockchain computing equipment from NYDIG in exchange for $33.4 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 11% and have a term of 24 months from issuance. Interest expense on the loans issued in November 2021 has been recognized based on an effective interest rate of 11%.

Celsius Loan – In November 2020 the Company entered into an equipment lending agreement with Celsius Networks Lending, LLC to borrow up to $27.7 million in five tranches through May 20, 2021 for the purchase of blockchain mining equipment. The Company borrowed the first two tranches totaling $13.8 million in November and December 2020. The loans bear interest at 13.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 24 months from issuance. Interest expense on the loans has been recognized based on an effective interest rate of 13.5%. In December 2020, the Company repaid $7.0 million of the loan and in January 2021, the Company repaid the remaining balance of $6.8 million. No gain or loss was recognized upon loan extinguishment.

Stockholder loan—In January 2021, the Company borrowed $10.0 million from a stockholder for the purchase of bitcoin mining equipment. The loan bears interest at 10% per annum over a two-year term. The loan was issued with a warrant to purchase 120,000 shares of common stock at an exercise price of $6.74 per share. The warrant has a two-year term. The Company allocated proceeds of $9.5 million to the notes and $0.5 million to the warrants on a relative fair value basis. Interest expense on the loan has been recognized based on an effective interest rate of 20%.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Convertible Notes—In April 2021, the Company entered into a Secured Convertible Note Purchase Agreement and issued $215.0 million of Secured Convertible Notes to new and existing lenders. In August through November 2021, the Company issued an additional $299.8 million of Unsecured Convertible Notes under substantially the same terms and conditions as the original April 2021 notes except that the August through November 2021 notes were unsecured until an IPO or SPAC merger and then became secured pari passu with the Secured Convertible Notes in January 2022 upon the closing of the Merger Agreement with XPDI with the Secured Convertible Notes. In addition, the Company also issued $7.3 million during the year ended December 31, 2021 as payment-in-kind interest on convertible notes outstanding during the period. The convertible notes have a maturity date of April 2025 and bear interest at a rate of 10% per annum, of which 4% is payable in cash and 6% is payable in kind. Upon the closing of the Merger Agreement with XPDI in January 2022, the convertible notes became convertible into common shares at the option of the holder at a conversion price equal to $8.00 per share. The proceeds from the convertible notes were used, in part, to repay the Silverpeak loan described above. As discussed in Note 2, the Company has elected to measure its convertible notes at fair value and accordingly during the year ended December 31, 2021 recognized $13.1 million of debt issuance costs as incurred within Interest Expense, Net in the Company’s Consolidated Statements of Operations and Comprehensive income (loss). See Note 2 for further information on fair value measurement of the convertible notes. As of December 31, 2021, the Company is not in violation of any of its covenants.

Trinity Loans—In August 2021, the Company entered into a $30.0 million master equipment finance facility agreement with Trinity Capital Inc. (“Trinity”) to finance the Company’s acquisition of blockchain computing equipment and received a loan of $1.0 million at close. The loan has a term of 36 months from issuance. Interest expense on the loan has been recognized based on an effective interest rate of 11.0%. In November and December 2021, the Company borrowed $14.0 million and $5.0 million, respectively. The remaining balance of $10.0 million can be drawn, at the Company’s option, no later than twelve months after the initial close.

Bremer Loan – In October 2021, the Company entered into a lending agreement with Bremer Bank, National Association to borrow up to $16.2 million in two tranches through May 22, 2022 for the purchase of blockchain mining equipment and improvements to data center and infrastructure. In December 2021, the Company entered into an additional term loan to borrow up to $9.6 million. The Company borrowed $15.2 million in October through December 2021. The loans bear interest at 5.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 60 months from issuance. Interest expense on the loans has been recognized based on an effective interest rate of 5.6%. The loans require the Company to maintain the following financial covenants: (1) a minimum debt service coverage ratio (defined in the agreement as EBITDA divided by scheduled principal and interest payments) of not less than 1.2:1, measured annually beginning December 31, 2022; and (2) a fixed charge coverage ratio (defined in the agreement as EBITDA minus net distributions divided by scheduled principal and interest payments) of 1:1, measured annually beginning December 31, 2022. The loans are secured by a first priority security interest in certain of the assets financed by the loans.

Additionally, an interest buydown agreement was made between Grand Forks Growth Fund and the Bank of North Dakota acting on behalf of the PACE Program for the purpose of a buydown on the interest for certain the Company’s loans financed through Bremer Bank. The total amount of interest buydown over the term of the loan is $0.8 million and payments will begin to be received beginning when principal payments are due from the Company beginning May 2022. In order to receive the interest buydown incentive, the Company must (a) continue operation in the jurisdiction for a minimum of five years from the benefit date, (b) employ 13 new full-time employees within two years of receiving the incentive and continue to keep them employed for the duration of the agreement and (c) continue to make debt payments and no event of default should occur. If the Company discontinues operation in the jurisdiction within the next five years, it is obligated to repay the incentive back to the Bank of North Dakota. If after two years, the Company does not employ 13 new full-time employees, the interest buydown will be prorated to reflect any partial fulfillment and the Company, at a minimum, is required to pay back the value of the incentive to the Bank of North Dakota (prorated to reflect any partial fulfillment of the goal). For the years ended December 31, 2021 and 2020, there was no interest buydown.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Blockfi – In December 2021, the Company entered into two lending agreements with Blockfi Lending, LLC to borrow up to $110.0 million for the purchase of blockchain mining equipment. The first agreement consists of $10.0 million and bears interest at 9.7% with a term of 24 months from issuance. Interest expense on the loans issued in December 2021 has been recognized based on an effective interest rate of 10.1%. The second agreement consists of $100.0 million and bears interest at 13.1% with a term of 24 months from issuance. The company borrowed the first tranche totaling $60.0 million across the two loans in December 2021 and has until March 2022 to borrow the remaining $50.0 million. Interest expense on the loans issued in December 2021 has been recognized based on an effective interest rate of 13.1%.

Maturities of notes payable as of December 31, 2021 are as follows (in thousands):

Year ending December 31,
2022	$78,597
2023	80,202
2024	11,249
2025[1]	524,378
2026	1,522
Thereafter	538

Total	696,486
Unamortized discount and debt issuance costs	(3,187)
Fair value adjustments to convertible notes	34,910

Total maturities	$728,209

[1]

Includes $220.9 million for the face value of the Secured Convertible Notes which have payoff at maturity of two times the face value of the note plus accrued interest. The total amount that would be owed on the Secured Convertible Notes outstanding as of December 31, 2021 if held to maturity was $441.7 million.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

9.	CONTINGENTLY REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 50.0 million shares of preferred stock, $0.00001 par value. As of both December 31, 2021 and 2020, 6.8 million shares of preferred stock were issued and outstanding (the below table is in thousands, except per share amounts).

	For Both December 31, 2021 and 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price per Share	Net Proceeds	Liquidation preference
Contingently Redeemable Convertible Preferred Stock:
Series A	14,641	6,452	$6.83	$31,070	$44,064
Series B	14,327	314	3.50	1,097	1,100
Undesignated	21,032	—		—	—

Total contingently redeemable convertible preferred stock	50,000	6,766		$32,167	$45,164

There were no additional contingently redeemable convertible preferred stock issuances in 2021.

At various dates during the year ended December 31, 2020, the Company issued a total of 4.4 million shares of $0.00001 par value Series A Contingently Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $29.5 million, which were net of offering costs of $0.7 million.

In February and March 2020, the Company issued a total of 0.2 million shares of Series A Preferred Stock at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $1.5 million.

In February 2020, the Company completed an exchange of 1.1 million shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1.8 million newly issued shares of Series A Preferred Stock. The shares of common stock were retired upon reacquisition by the Company. The Company received no net proceeds from the exchange and recognized a deemed dividend of $10.5 million based on the incremental fair value of the preferred stock received by the stockholders compared to the fair value of the common stock exchanged. The difference between the fair value of the Preferred Stock issued and common stock retired is accounted for as a deemed dividend and is reflected as an increase to the amount of the net loss attributable to common shareholders.

In June 2020, the Company issued 0.3 million shares of $0.00001 par value Series B Contingently Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) at $3.50 per share in a private placement offering. The aggregate proceeds from the offering was $1.1 million.

Each share of Series A and Series B Preferred Stock has a liquidation value of $6.83 and $3.50, respectively. Holders may elect at any time to convert each share of preferred stock into one share of the Company’s common stock. Unless earlier converted, each share of preferred stock will automatically convert to shares of the Company’s common stock upon the earlier of an initial public offering of the Company’s common stock for aggregate proceeds of not less than $100.0 million, or an agreement to convert by the holders of a majority of the outstanding shares of preferred stock. In the event of an initial public offering, the number of shares of the Company’s common stock issuable on conversion of each share of preferred stock will be either (i) the amount determined by dividing the liquidation value by the public offering price if such offering price is less than the liquidation value per share, or (ii) one share. In the event of an agreement to convert by the holders of a majority of the outstanding shares of preferred stock, one share of the Company’s common stock is issuable on conversion of each share of preferred stock.

In addition to the conversion rights, the Series A and B Preferred Stock is redeemable upon the occurrence of a deemed liquidation event, the definition of which includes a transaction that results in a change in control of the Company or a sale or transfer by the Company of substantially all its assets. In the event of a deemed liquidation, the holders of shares of Preferred Stock are entitled to a cash distribution equal to the liquidation value per share. The closing of the Merger Agreement with XPDI in January 2022 did not meet the definition of a deemed liquidation event. As of December 31, 2021 and 2020 the Series A and B preferred stock was not redeemable because no deemed liquidation event had occurred. Furthermore, the Company has not made any adjustments to the carrying value of the Series A and B Preferred Stock to reflect the liquidation value of the shares because the Company has determined that a deemed liquidation event is not probable of occurring.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

All outstanding shares of Series A and B Preferred Stock have one vote per share. Dividends on Series A and Series B Preferred Stock are payable when, as, and if declared by the Company’s Board of Directors. Series A and B Preferred Stock rank in parity to each other and rank senior to the Company’s common stock, including capital stock established in the future, unless the terms of such capital stock expressly provide otherwise, and junior to existing and future indebtedness and other liabilities with respect to dividend rights and distribution rights upon liquidation, winding-up, and dissolution.

The Series A and B Preferred Stock is classified as contingently redeemable because it is redeemable upon the occurrence of a deemed liquidation event, and such a redemption triggering event is not solely within the control of the Company. The Series A and B Preferred Stock is therefore presented separate from and outside of stockholders’ equity in a manner consistent with temporary equity.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

10.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings—The Company is subject to legal proceedings arising in the ordinary course of business. The Company accrues losses for a legal proceeding when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. However, the uncertainties inherent in legal proceedings make it difficult to reasonably estimate the costs and effects of resolving these matters. Accordingly, actual costs incurred may differ materially from amounts accrued and could materially adversely affect the Company’s business, cash flows, results of operations, financial condition and prospects. Unless otherwise indicated, the Company is unable to estimate reasonably possible losses in excess of any amounts accrued. As of December 31, 2021 and 2020, there were no loss contingency accruals for legal matters.

(Loss) gain on legal settlements—The Company recognized a loss of $2.6 million during the year ended December 31, 2021 related to a settlement with a former customer. The Company recognized a gain of $5.8 million during the year ended December 31, 2020 with respect to the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Operating Leases—The Company has entered into non-cancellable operating leases for office and data facilities, with original lease periods expiring through 2028. In addition, certain leases contain bargain renewal options extending through 2051. The Company recognizes lease expense for these leases on a straight-line basis over the lease term, which includes any bargain renewal options. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $0.7 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

The Company’s minimum payments under noncancelable operating leases having initial terms and bargain renewal periods in excess of one year are as follows at December 31, 2021, and thereafter (in thousands):

2022	$460
2023	170
2024	170
2025	170
2026	170
Thereafter	1,254

Total minimum lease payments	$2,394

In addition to the above, in December 2021, the Company entered into an agreement to lease office space for its new corporate headquarters that the Company anticipates will commence in the second half of 2022. The lease includes base rent of approximately $14 million to be paid over a period of 130 months.

Capital Leases—The Company has entered into arrangements with various parties to finance the acquisition of computer and networking equipment, electrical infrastructure, and office equipment. These arrangements include options exercisable by the Company at the end of the initial terms to renew, purchase the equipment, or to terminate. These arrangements are classified as capital leases and as of December 31, 2021 and 2020, the related capital lease obligations were $90.6 million and $4.4 million, respectively.

In December 2021, the Company entered into capital lease agreements with Liberty Commercial Finance LLC totaling $40.9 million for the purchase of bitcoin mining equipment, with a weighted average term of 3.2 years. The leases bear interest at a weighted average rate per annum of 12.6% and the Company is required to make monthly payments of principal and interest. Interest expense on the lease has been recognized based on a weighted average effective interest rate of 12.6%.

In December 2021, the Company entered into capital lease agreements with MassMutual Asset Finance LLC totaling $50.0 million for the purchase of bitcoin mining equipment, with a weighted average term of 3 years. The leases bears interest at a rate per annum of 10% and the Company is required to make monthly payments of principal and interest. Interest expense on the leases has been recognized based on an effective interest rate of 10%.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

As of December 31, 2021, the future minimum lease payments and present value of the net minimum lease payments under these capital leases are as follows (in thousands):

2022	$35,531
2023	34,897
2024	33,913
2025	1,823
2026	2

Total minimum lease payments	106,166
Less: interest	15,569

Present value of net minimum lease payments	$90,597

Purchase obligations—As of December 31, 2021, the Company had outstanding agreements to purchase blockchain mining equipment totaling approximately $583.7 million of which approximately $326.2 million was paid as deposits for blockchain mining equipment scheduled to be delivered in 2022. As of the date that the financial statements were available to be issued, the aggregate amount of the Company’s purchase obligations totaled approximately $257.5 million, substantially all of which are expected to be settled within one year of the date that the financial statements were available to be issued.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

11.	STOCKHOLDERS’ EQUITY

Authorized Capital—As of December 31, 2021, the Company was authorized to issue 300.0 million shares of common stock, $0.00001 par value. The holders of the Company’s common stock are entitled to one vote per share.

As discussed in Note 9, In February 2020, the Company completed an exchange of 1.1 million shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1.8 million newly issued shares of Preferred Stock.

As discussed in Note 3, in June 2020, the Company issued 0.6 million shares of the Company’s common stock valued at $3.50 per share, or $2.0 million as part of the consideration for certain assets acquired from Atrio and RStor.

In March 2020, in connection with the Executive Notes described in Note 8, the Company issued warrants to the Company’s president and chief executive officer and a member of the Board of Directors to purchase up to 4.0 million shares of the Company’s common stock at an exercise price of $1.00 per share. The exercise price was subsequently amended to $1.34 per share. The warrants expire in March 2023 and are exercisable and unexercised as of December 31, 2021.

In March 2020, the Company issued warrants to service providers in exchange for services provided related to the issuance of Series A Convertible Preferred Stock. The warrants are for an aggregate of 0.1 million shares at an exercise price of $6.83. The warrants expire in March 2022 and are exercisable and unexercised as of December 31, 2021. In February 2022, 0.1 million of the warrants were exercised.

In January 2021, in connection with the stockholder loan described in Note 8, the Company issued a warrant to the stockholder to purchase up to 0.1 million shares of common stock at an exercise price of $6.74 per share. The warrant is set to expire in January 2023 and is exercisable and unexercised as of December 31, 2021.

Equity Incentive Plans

The Company has outstanding awards under the 2018 Omnibus Incentive Plan (the “2018 Plan”), which has a 10-year life for granting up to 82.5 million shares of common stock for awards. Awards granted under the 2018 Plan may be incentive stock options (must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock and stock units, performance awards and other cash-based or stock-based awards. Awards granted under the 2018 Plan are subject to a minimum vesting period of at least one year commencing from the date of grant. Additionally, options granted under the plan must expire within ten years of the grant date and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Company’s Board of Directors.

As of December 31, 2021, the Company had reserved shares of common stock for future issuances under the 2018 Plan as follows (in thousands):

Options outstanding	19,962
Unvested restricted stock units outstanding	55,370
Vested restricted stock units outstanding	1,617
Available for future stock option and restricted stock units and grants	5,551

Total outstanding and reserved for future issuance	82,500

Stock Options

Stock options granted under the 2018 Plan are granted at a price per share not less than the fair value at date of grant. Options granted to date generally vest over 4 years and are exercisable for up to 10 years. Determining the fair value of stock options at the grant date requires judgment, including estimating the expected term, expected volatility, risk-free interest rate, and expected dividends.

Expected Term—The Company’s expected term is determined using the simplified method and represents the midpoint between the vesting period and the contractual term of the awards.

Expected Volatility—The Company’s volatility factor is estimated using comparable public company volatility for similar terms.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on the implied yield currently available on US Treasury zero coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards does not correspond with the term for which an interest rate is quoted, the Company performs a straight-line interpolation to determine the rate from the available term maturities.

Expected Dividends—The Company has no history of paying cash dividends and has no present intention to pay common stock cash dividends in the future; as a result, the expected dividend yield is 0% as of December 31, 2021 and 2020.

The weighted-average assumptions for options granted for the years ended December 31, 2021 and 2020, are as follows:

	Years Ended December 31,
	2021	2020
Dividend yield	0.00%	0.00%
Expected volatility	72.57%	36.26%
Risk-free interest rate	1.39%	0.70%
Expected life (years)	6.22	10.00

A summary of stock option activity for the years ended December 31, 2021 and 2020 is as follows (amounts in thousands, except per share amounts):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding - December 31, 2020	2,530	9.41
Granted	17,790	14.53
Exercised	(8)	1.97
Forfeited	(200)	6.83
Expired	(150)	6.83

Options outstanding - December 31, 2021	19,962	$14.02	8.8	$75,712

Options vested and expected to vest as of December 31, 2021	19,962	$14.02	8.8	$75,712

Options vested and exercisable as of December 31, 2021	4,464	$7.66	6.6	$45,057

The weighted-average grant date fair value of options granted for the year ended December 31, 2021 and 2020 was $10.92 and $2.56, respectively. The total fair value of stock options vested during the year ended December 31, 2021 and 2020 was $35.6 million and $2.2 million, respectively.

As of December 31, 2021, total unrecognized stock-based compensation expense related to unvested stock options was approximately $157.2 million, which is expected to be recognized over a weighted-average time period of 3.9 years.

Restricted Stock Units—Restricted stock units (“RSUs”) granted in 2018 required that the holder elect before the date of grant whether the RSUs will vest either

•	Over a 4-year service period, or

•

Over a 4-year service period and upon either i) completion of an initial public offering of the Company’s common stock, or ii) upon consummation of a transaction resulting in a change in control of the Company.

RSUs granted in 2021, 2020 and 2019 generally vest over a 4-year service period and upon either i) completion of an initial public offering of the Company’s common stock, or ii) upon consummation of a transaction resulting in a change in control of the Company. RSUs granted as replacement awards in the Blockcap acquisition on July 30, 2021 vest based on a service period only and are not subject to any transaction-based vesting conditions.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

A summary of RSU activity for the years ended December 31, 2021 and 2020 is as follows (amounts in thousands, except per share amounts):

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested - December 31, 2019	35,047	$9.39
Granted	8,056	4.46
Vested	(802)	11.23
Forfeited	(5,157)	6.83

Unvested - December 31, 2020	37,144	$8.55
Granted	26,499	17.23
Vested	(815)	16.24
Forfeited	(7,458)	10.41

Unvested - December 31, 2021	55,370	$12.39

As of December 31, 2021, the Company had approximately $679.5 million of unrecognized stock-based compensation expense, of which $48.5 million is expected to be recognized over a weighted-average time period of 3.3 years and $631.0 million is related to RSUs for which some or all of the requisite service had been provided under the service condition but had performance conditions that had not yet been achieved. For RSUs subject to both the service and performance conditions, the unrecognized compensation expense will be recognized as expense when it is probable that the performance conditions will be achieved. The performance conditions for the RSUs are satisfied upon the earlier of a change in control or an initial public offering. The closing of the Merger Agreement with XPDI in January 2022 did not meet the definition of a change in control or an initial public offering. The performance condition can be met in future years only with respect to a change in control or waiver of the condition by the Company’s board of directors and is not expected to occur, if at all, prior to expiration of the applicable lock-up period. If the performance conditions become probable of being achieved before the end of the requisite service period, the unrecognized compensation expense for which requisite service has not been provided will be recognized as expense prospectively on an accelerated attribution basis over the remaining requisite service period.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

12.	INCOME TAXES

Current income tax expense represents the amount expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized. The Company had $15.8 million of income tax expense for the year ended December 31, 2021 and no income tax expense for the year ended December 31, 2020.

	Year Ended December 31,
	2021	2020
Current tax:
Federal	$—	$—
State	6,235	—

Total current tax	6,235	—
Deferred tax:
Federal	11,218	—
State	(1,690)	—

Total deferred tax	9,528	—

Total income tax expense	$15,763	$—

The reconciliation between the U.S. statutory tax rate and the Company’s effective tax rate is presented as follows (in thousands):

	Year Ended December 31,
	2021	2020
U.S. federal statutory income tax expense (benefit) applied to loss before income taxes	$13,246	$(2,563)
State income taxes, net of federal benefit	3,591	(410)
Stock compensation	141	—
Non-deductible interest	5,310	—
Fair value adjustment - convertible notes	3,370	—
Non-deductible expenses	(702)	—
Valuation allowance	(9,180)	1,106
Deferred tax adjustments	—	1,827
Other permanent items	(13)	40

Total income tax expense	$15,763	$—

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

The Company’s deferred tax assets and liabilities are detailed as follows (in thousands):

	Year Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforward	$29,837	$10,674
Research tax credit carryforward	404	—
Interest expense limitation	—	137
Reserves and accruals	148	159
Stock-based compensation	15,190	3,579
Unrealized capital loss	—	548
Digital asset impairment loss	8,368	61
Debt extinguishment loss	2,558	406
Intangibles (other than goodwill)	2,270	3,015
Leases	5,231	—
Other	3	—

Gross deferred tax assets	64,009	18,579
Valuation allowance	(6,781)	(15,961)

Deferred tax assets, net of valuation allowance	57,228	2,618

Deferred tax liabilities:
Property, plant and equipment, net	(75,759)	(2,618)

Deferred tax liabilities, net	(75,759)	(2,618)

Total net deferred tax assets (liabilities)	$(18,531)	$—

The changes in the Company’s valuation allowance were as follows (in thousands):

	Year Ended December 31,
	2021	2020
Beginning Balance	$15,961	$14,855
Change related to current net operating losses	20,680	2,238
Net change related to generation of tax attributes	(695)	695
Change related to deferred tax adjustments	(20,025)	(1,827)
Change related to prior period adjustments	(137)	—
Acquisition deferred tax liabilities	(9,003)	—

Ending Balance	$6,781	$15,961

Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. The assessment regarding whether a valuation allowance is required on deferred tax assets considers the evaluation of both positive and negative evidence when concluding whether it is more likely than not that deferred tax assets are realizable. After reviewing the positive and negative evidence available, the Company has recorded a valuation allowance of $6.8 million. The valuation allowance primarily relates to deferred tax assets for digital asset impairment and net operating loss carryforward.

In connection with the Blockcap and Radar acquisition on July 30, 2021, the Company recognized a deferred tax liability of $9.0 million during the year. As a result, the Company recorded an income tax benefit of $9.0 million for the release of the valuation allowance on the existing deferred tax assets because of the offset of the deferred tax liabilities established for fixed and intangible assets from the acquisition.

As of December 31, 2021, the Company has federal and state net operating loss carryforwards in the amount of $142.3 million and $16.0 million, respectively. As of December 31, 2020, the Company had federal and state net operating loss carryforwards in the amount of $46.6 million and $32.7 million, respectively. The federal net operating loss can be carried forward indefinitely, however the utilization of the federal net operating loss for a tax year is equal to the lesser of (1) the aggregate of the net operating loss carryovers to such year, plus the net operating carrybacks to such tax year, or (2) 80% of taxable income determined without regard to the deduction. The Company’s state net operating loss carryforwards range from 2035 to indefinite.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

In addition, the Company’s net operating loss may be subject to utilization limitations due to changes of control, as defined by tax law under Internal Revenue Code Sections 382. The Company completed a Section 382 study related to the acquired Blockcap tax attributes and determined there are no limitations on future utilization of the acquired attributes.

The Company had no unrecognized income tax benefits for the years ended December 31, 2021 and 2020. To date, no interest and penalties have been recognized related to the underpayment of income taxes. The Company continues to believe its positions are supportable; however, due to uncertainties in any tax audit outcome, the Company’s estimates of the ultimate settlement of uncertain tax positions may change and the actual tax benefits may differ from the estimates.

The Company files income tax returns in the U.S. federal and various state jurisdictions. The Company’s 2018 through 2020 tax years are subject to U.S. federal and state examination.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

13.	NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the if-converted method; the potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

	Year Ended December 31,
	2021	2020
Net income (loss)	$47,312	$(12,206)
Deemed dividend from common to preferred exchange	—	(10,478)

Net income (loss) attributable to common stockholders	$47,312	$(22,684)
Weighted average shares outstanding - basic	129,527	98,492
Add: Dilutive share-based compensation awards	16,275	—

Weighted average shares outstanding - diluted	145,802	98,492
Net income (loss) per share - basic	$0.37	$(0.23)
Net income (loss) per share - diluted	$0.32	$(0.23)

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	December 31,
	2021	2020
Stock options	4,197	2,530
Preferred stock	—	6,766
Warrants	—	4,135
Restricted stock	52,517	37,946
Share settled liability	1,214	—

Total potentially anti-dilutive shares	57,928	51,377

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

14.	SEGMENT REPORTING

The Company’s operating segments are aggregated into reportable segments only if they exhibit similar economic characteristics and have similar business activities.

The Company has two operating segments: “Equipment Sales and Hosting” which consists primarily of its blockchain infrastructure and third-party hosting business and equipment sales to customers, and “Mining” consisting of digital asset mining for its own account. The blockchain hosting business generates revenue through the sale of consumption-based contracts for its hosting services which are recurring in nature. Equipment sales revenue is derived from its ability to leverage its partnership with leading equipment manufacturers to secure equipment in advance, which is then sold to its customers when they are unable to obtain them otherwise. The digital asset mining operation segment generates revenue from operating owned computer equipment as part of a pool of users that process transactions conducted on one or more blockchain networks. In exchange for these services, the Company receives digital currency assets.

The primary financial measures used by the CODM to evaluate performance and allocate resources are revenue and gross profit. The CODM does not evaluate performance or allocate resources based on segment asset or liability information; accordingly, the Company has not presented a measure of assets by segment. The segments’ accounting policies are the same as those described in the summary of significant accounting policies. The Company excludes certain operating expenses and other expense from the allocations to operating segments. The following table presents revenue and gross profit by reportable segment for the periods presented (in thousands):

	Year Ended December 31,
	2021	2020
Equipment Sales and Hosting Segment
Revenue:
Hosting revenue	$79,323	$41,598
Equipment sales	248,235	12,595

Total revenue	327,558	54,193
Cost of revenue:
Cost of hosting services	77,678	36,934
Cost of equipment sales	177,785	11,017

Total Cost of revenue	$255,463	$47,951

Gross profit	$72,095	$6,242
Mining Segment
Digital asset mining income	$216,925	$6,127

Total revenue	216,925	6,127
Cost of revenue	50,158	2,977

Gross profit	$166,767	$3,150
Consolidated total revenue	$544,483	$60,320
Consolidated cost of revenue	$305,621	$50,928
Consolidated gross profit	$238,862	$9,392

For both the years ended December 31, 2021 and 2020, cost of revenue included depreciation expense of $7.4 million for the Equipment Sales and Hosting segment. For the years ended December 31, 2021 and 2020, cost of revenue included depreciation expense of $24.3 million and $1.1 million, respectively for the Mining segment.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Concentrations of Revenue and Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Credit risk with respect to accounts receivable is concentrated with a small number of customers. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, in order to limit the exposure to credit risk. As of December 31, 2021 and 2020, all of the Company’s fixed assets were located in the United States. For the years ended December 31, 2021 and 2020, all of the Company’s revenue was generated in the United States.

For the years ended December 31, 2021 and 2020, the concentration of customers comprising 10% or more of the Company’s total revenue, Equipment Sales and Hosting segment revenue and accounts receivable was as follows:

	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,

	2021	2020	2021	2020	2021	2020

	Percent of total revenue:		Percent of Equipment Sales and Hosting segment:		Percent of accounts receivable, net:
Customer
A	15%	N/A	26%	N/A	N/A	N/A
B	14%	N/A	23%	N/A	N/A	N/A
C1	N/A	24%	N/A	27%	N/A	N/A
D	N/A	13%	N/A	14%	N/A	N/A
E	N/A	N/A	N/A	N/A	N/A	26%

[1]	Customer terminated its hosting contracts with the Company effective April 2020.

A reconciliation of the reportable segment gross profit to income (loss) before income taxes included in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2021 and 2020 is as follows (in thousands):

	Year Ended December 31,
	2021	2020
Reportable segment gross profit	$238,862	$9,392
(Loss) gain on legal settlement	(2,636)	5,814
Gain from sales of digital currency assets	4,814	69
Impairment of digital currency assets	(37,206)	(4)
Operating expense:
Research and development	7,674	5,271
Sales and marketing	4,062	1,771
General and administrative	60,604	14,556

Total operating expense	72,340	21,598

Operating income (loss)	131,494	(6,327)
Non-operating expense, net:
Loss on debt extinguishment and other	8,016	1,333
Interest expense, net	44,354	4,436
Other non-operating expenses, net	16,049	110

Total non-operating expense, net	68,419	5,879
Income (loss) before income taxes	$63,075	$(12,206)

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

15.	RELATED-PARTY TRANSACTIONS

In the ordinary course of business, the Company enters into various transactions with related parties.

During the year ended December 31, 2019, the Company entered into agreements to provide hosting services to various entities that are managed and invested in by individuals that are directors and executives of the Company. For the years ended December 31, 2021 and 2020, the Company recognized hosting revenue from the contracts with these entities of $17.0 million and $7.0 million, respectively. In addition, for the years ended December 31, 2021 and 2020, there were equipment sales revenue recognized of $109.9 million and $1.4 million to these same various entities. As of both December 31, 2021 and 2020, the Company had accounts receivable of $0.3 million, respectively, from these entities.

During the year ended December 31, 2021, the Company entered various promissory notes with Blockcap, a related party entity that was managed by individuals that are directors and executives of the Company. The Company had existing contracts for equipment sales and hosting services with Blockcap prior to the Company acquiring Blockcap on July 30, 2021 as described above. The promissory notes deferred $32.7 million of amounts originally due in June through July 2021 from Blockcap contracts until August 2021. The promissory notes were effectively settled by the Company’s acquisition of Blockcap.

During the year ended December 31, 2021, Company paid $0.1 million for management and professional fees from an affiliated company that had been accrued by Blockcap prior to being acquired on July 30, 2021.

The Company reimburses its president and chief executive officer for use of a personal aircraft for flights taken on Company business. For the years ended December 31, 2021 and 2020, the Company incurred reimbursements of $1.3 million and $0.1 million, respectively. A nominal amount was payable at December 31, 2021. No amount was payable at December 31, 2020.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

16.	SUBSEQUENT EVENTS

Merger with XPDI

As previously announced, Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), entered into a certain Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Core Scientific Holding Co., a Delaware corporation (“Core Scientific”), XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“Merger Sub”), and XPDI (the “Merger Agreement”). XPDI’s stockholders approved the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”) at a special meeting of stockholders held on January 19, 2022 (the “Special Meeting”).

Pursuant to the terms of (a) the Merger Agreement and (b) that certain Agreement and Plan of Merger, dated as of October 1, 2021, as amended on January 14, 2022, by and among XPDI, Core Scientific, XPDI Merger Sub 3, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Merger Sub 3”), and Blockcap, Inc., a Nevada corporation and wholly owned subsidiary of Core Scientific (“Blockcap”), the Business Combination was effected by (i) the merger of Merger Sub with and into Core Scientific (the “First Merger”), which occurred on January 19, 2022 (the “Closing Date”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, (ii) the merger of Core Scientific with and into XPDI (the “Second Merger”), which occurred on January 20, 2022, with XPDI surviving the Second Merger, and (iii) following the closing of the Second Merger on January 20, 2022, the merger of Blockcap with and into Merger Sub 3 (the “Third Merger”), with Merger Sub 3 surviving the Third Merger as a wholly owned subsidiary of XPDI under the name “Core Scientific Acquired Mining LLC.” Immediately prior to the effective time of the First Merger (such effective time of the First Merger, the “Effective Time”), XPDI filed a Second Amended and Restated Certificate of Incorporation (the “Post-Combination Charter”) with the Secretary of State of the State of Delaware pursuant to which XPDI changed its name from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.” (hereinafter referred to as the “Company” or “New Core”) and redesignated its Class A common stock, par value $0.0001 per share (“XPDI Class A Common Stock”), and Class B common stock, par value $0.0001 per share (“XPDI Class B Common Stock”), as common stock, par value $0.0001, of the Company (“New Core Common Stock”). The Exchange Ratio (as defined in the Merger Agreement) was 1.6001528688 of a share of New Core Common Stock per fully-diluted share of Core Scientific Common Stock.

In connection with the Special Meeting and the Business Combination, holders of 12.3 million of the 34.5 million then-outstanding shares of Class A common stock of XPDI exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $123.5 million.

The Transaction provides gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Core Scientific, after the payment of transaction expenses. As a result of the Transaction, former Core Scientific stockholders own 90.7%, former XPDI public stockholders own 6.7% and XPDI’s sponsor owns 2.6% of the issued and outstanding shares of common stock, respectively, of the Company, excluding the impact of unvested restricted stock units and options. The proceeds from the Transaction will be used to fund mining equipment purchases and infrastructure build-out as the Company expands its leadership position. See Note 16 for more information about the closing of the merger with XPDI.

The Transaction is accounted for as a reverse recapitalization with the Company being the accounting acquirer. As of December 31, 2021, the Company recorded $10.7 million of deferred transaction costs, which consist of legal, accounting, and other professional services directly related to the Merger. These costs are included in other noncurrent assets on the consolidated balance sheet. The cash outflows related to these costs are presented as financing activities on the Company’s consolidated statement of cash flows. These transaction costs will be allocated to all instruments assumed or issued in the merger on a relative fair value basis as of the date of the merger. Transaction costs allocated to equity-classified instruments will be recognized as an adjustment to additional paid-in capital within total stockholders’ equity while transaction costs allocated to liability-classified instruments that are subsequently measured at fair value through earnings will be expensed in the first quarter of 2022.

Immediately prior to the Effective Time, each share of Series A convertible preferred stock, par value $0.00001, of Core Scientific automatically converted into one share of Core Scientific common stock, par value $0.00001 per share (“Core Scientific Common Stock”), and each share of Series B convertible preferred stock, par value $0.00001, of Core Scientific automatically converted into one share of Core Scientific Common Stock.

In addition, immediately prior to the Effective Time, each share of XPDI Class B Common Stock automatically converted into one share of New Core Common Stock.

All share-based compensation awards were converted into comparable equity awards that are settled or exercisable for shares of New Core Common Stock. As a result, each stock option and warrant was converted into an option or warrant to purchase shares New Core Common Stock based on an exchange ratio of 1.6001528688. Each award of the Company’s RSUs was converted into RSUs of New Core based on an exchange ratio of 1.6001528688.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

Each convertible note is convertible into New Core Common Stock in accordance with the terms of such convertible promissory note; provided, however, that with respect to outstanding convertible promissory notes for which Core Scientific received a duly executed exercise of conversion in accordance with such convertible promissory note, exercising the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note was converted into shares of New Core Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific Common Stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.

2021 Equity Incentive Plan

At the Special Meeting, the stockholders of XPDI approved the Core Scientific, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Following the consummation of the Business Combination, New Core expects that its board of directors will make grants of awards under the Incentive Plan to eligible participants. The maximum number of shares of Core common stock that may be issued under the 2021 Plan is 45.0 million shares.

Employee and Director RSU grants

In January 2022, following the consummation of the Business Combination, the Company granted 7.4 million RSUs to various employees and directors of the Company. In addition, in March 2022, the Company approved 1.4 million RSUs to be granted to various employees of the Company.

Financing transactions

In January 2022, the Company borrowed an additional $20.0 million under its lending agreement with Blockfi. The loan bears interest at 13.1% with a term of 24 months from issuance.

In January 2022, the Company entered into an arrangement to finance the acquisition of computer and networking equipment with a lease term of 3 years and fixed payments over the non-cancelable lease term of $0.9 million.

The Company borrowed an additional $4.9 million in January and February of 2022 under its lending arrangement with Bremer Bank for the purchase of blocking mining equipment and improvements to data center and infrastructure. The loans bear interest at 5.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 60 months from issuance.

In February 2022, the Company borrowed an additional $10.0 million from Trinity to finance the Company’s acquisition of blockchain computing equipment.

In March 2022, the Company borrowed $20.0 million from Anchorage Lending CA, LLC to finance the Company’s acquisition of blockchain computing equipment.

Convertible note valuation and change in presentation

As discussed in Note 2, the fair value of the Company’s convertible notes as of December 31, 2021 included the effect of a negotiation discount, which is a calibration adjustment that reflects the illiquidity of the instruments and the Company’s negotiating position. Since the transaction was an orderly transaction, the Company deemed that the fair value equaled the transaction price at initial recognition. However, the closing of the merger of XPDI (which represents the occurrence of a qualified financing event) in January 2022 resulted in the elimination of the negotiation discount along with other changes in fair value which is expected to result in a significant increase in the fair value of the convertible notes, with a corresponding increase to Other Non-operating Expenses, net, in excess of $300 million for the three months ended March 31, 2022. The final valuation adjustment to the convertible note in the three months ended March 31, 2022 could differ materially from this preliminary estimate based changes in the share price and other factors.

Share issuance for liability assumed in Blockcap acquisition

In March 2022, the Company issued 1.6 million shares of the Company’s common stock related to a liability that had been assumed as part of the Blockcap acquisition.